Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
ISSUES SECOND HALF 2017 GUIDANCE

Dublin, California, August 17, 2017 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the second quarter ended July 29, 2017 of $.82, up 15% from $.71 last year. Net earnings grew to $317 million, compared to $282 million in the prior year. Sales rose 8% to $3.432 billion, with comparable store sales up 4% on top of 4% growth last year.

For the first six months of fiscal 2017, earnings per share were $1.64, up 14% on top of a 9% gain last year. Net earnings were $638 million, up from $573 million in the prior year. Sales rose 7% to $6.738 billion, with comparable store sales up 4% versus a 3% gain in the same period last year.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with the better-than-expected growth we delivered in both sales and earnings in the second quarter, especially given our strong multi-year comparisons and today’s volatile retail climate. Operating margin of 14.9% outperformed our projections, mainly due to a combination of higher merchandise margin and leverage on our above-plan sales gains.”

Ms. Rentler continued, “During the second quarter and first six months of fiscal 2017, we repurchased 3.6 million and 6.9 million shares of common stock, respectively, for an aggregate price of $215 million in the quarter and $430 million year-to-date. As planned, we expect to buy back a total of $875 million in common stock during fiscal 2017 under the two-year $1.75 billion authorization approved by our Board of Directors in February of this year.”

Looking ahead, Ms. Rentler said, “For the third quarter ending October 28, 2017, we are forecasting a same store sales gain of 1% to 2% on top of a robust 7% increase in the prior year. Earnings per share for the period are projected to be $.64 to $.67, up from $.62 in last year’s third quarter. For the fourth quarter ending February 3, 2018, we are also forecasting same store sales to grow 1% to 2% versus a strong 4% increase last year, with earnings per share expected to be $.88 to $.92, up from $.77 in the 2016 fourth quarter. Based on our first half results and second half guidance, fiscal 2017 earnings per share for the 53 weeks ending February 3, 2018 are now planned to increase 12% to 14% to $3.16 to $3.23, on top of a 13% gain last year. As a reminder, both our fourth quarter and full year guidance include an approximate $.08 benefit from the 53rd week in fiscal 2017.”

The Company will host a conference call on Thursday, August 17, 2017 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #61894409 until 8:00 p.m. Eastern time on August 24, 2017, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather trends; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2016, and Form 10-Q and 8-Ks for fiscal 2017.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2016 revenues of $12.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,384 locations in 37 states, the District of Columbia and Guam as of July 29, 2017. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 205 dd’s DISCOUNTS® in 16 states as of July 29, 2017 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Sales	$3,431,603	$3,180,917	$6,738,032	$6,269,912

Costs and Expenses
Cost of goods sold	2,420,942	2,251,845	4,750,908	4,428,050
Selling, general and administrative	498,276	469,511	973,095	906,435
Interest expense, net	2,341	4,213	5,510	8,577
Total costs and expenses	2,921,559	2,725,569	5,729,513	5,343,062

Earnings before taxes	510,044	455,348	1,008,519	926,850
Provision for taxes on earnings	193,505	173,442	370,962	354,310
Net earnings	$316,539	$281,906	$637,557	$572,540

Earnings per share
Basic	$0.83	$0.72	$1.66	$1.45
Diluted	$0.82	$0.71	$1.64	$1.44

Weighted average shares outstanding (000)
Basic	383,011	393,568	384,722	394,684
Diluted	385,571	395,930	387,657	397,381

Dividends
Cash dividends declared per share	$0.1600	$0.1350	$0.3200	$0.2700

Stores open at end of period	1,589	1,501	1,589	1,501

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 29, 2017	July 30, 2016
Assets

Current Assets
Cash and cash equivalents	$1,150,932	$927,718
Short-term investments	—	1,213
Accounts receivable	103,359	97,139
Merchandise inventory	1,608,333	1,560,209
Prepaid expenses and other	141,793	127,401
Total current assets	3,004,417	2,713,680

Property and equipment, net	2,327,113	2,310,481
Long-term investments	1,259	1,325
Other long-term assets	181,690	168,748
Total assets	$5,514,479	$5,194,234

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,172,847	$1,125,836
Accrued expenses and other	411,083	397,150
Accrued payroll and benefits	245,031	228,195
Total current liabilities	1,828,961	1,751,181

Long-term debt	396,729	396,259
Other long-term liabilities	319,770	296,867
Deferred income taxes	129,135	135,597

Commitments and contingencies

Stockholders’ Equity	2,839,884	2,614,330
Total liabilities and stockholders’ equity	$5,514,479	$5,194,234

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	July 29, 2017	July 30, 2016

Cash Flows From Operating Activities
Net earnings	$637,557	$572,540
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	150,905	148,630
Stock-based compensation	42,719	36,206
Deferred income taxes	8,426	5,509
Change in assets and liabilities:
Merchandise inventory	(95,447)	(141,105)
Other current assets	(56,520)	(34,773)
Accounts payable	154,828	192,610
Other current liabilities	(59,104)	(13,108)
Other long-term, net	14,566	13,045
Net cash provided by operating activities	797,930	779,554

Cash Flows From Investing Activities
Additions to property and equipment	(169,316)	(147,426)
Increase in restricted cash and investments	(247)	(143)
Proceeds from investments	19	514
Net cash used in investing activities	(169,544)	(147,055)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	—	22,682
Issuance of common stock related to stock plans	9,157	9,862
Treasury stock purchased	(43,163)	(39,328)
Repurchase of common stock	(430,085)	(351,515)
Dividends paid	(124,962)	(108,084)
Net cash used in financing activities	(589,053)	(466,383)

Net increase in cash and cash equivalents	39,333	166,116

Cash and cash equivalents:
Beginning of period	1,111,599	761,602
End of period	$1,150,932	$927,718

Supplemental Cash Flow Disclosures
Interest paid	$9,053	$9,053
Income taxes paid	$379,154	$313,142